EXHIBIT 5.2

[Letterhead of Darden Restaurants, Inc.]

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, FL 32809

Re:	Registration Statement on Form S-3
File No. 333-146582

Ladies and Gentlemen:

I am Senior Associate General Counsel of Darden Restaurants, Inc., a Florida corporation (the “Company”), and in such capacity I am familiar with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of debt securities of the Company to be offered from time to time, and a Prospectus Supplement dated October 10, 2007 to the Prospectus dated October 9, 2007 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $350,000,000 aggregate principal amount of 5.625% Senior Notes due 2012 (the “2012 Notes”), $500,000,000 aggregate principal amount of 6.200% Senior Notes due 2017 (the “2017 Notes”) and $300,000,000 aggregate principal amount of 6.800% Senior Notes due 2037 (the “2037 Notes” and, together with the 2012 Notes and the 2017 Notes, the “Notes”). The Notes are to be issued under the Indenture dated as of January 1, 1996 (the “Indenture”) between the Company and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the “Trustee”) and sold pursuant to the Underwriting Agreement dated October 10, 2007 (the “Underwriting Agreement”) among the Company and Banc of America Securities LLC, SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets, LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc., Fifth Third Securities, Inc., Piper Jaffray & Co., Lehman Brothers Inc., Mizuho Securities USA Inc., Utendahl Capital Partners, L.P. and The Williams Capital Group, L.P., as underwriters.

I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Darden Restaurants, Inc.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes.

3.	The Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the resolutions of the Board of Directors of the Company adopted on September 14, 2007 and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will have been duly executed and delivered by the Company.

My opinions expressed above are limited to the laws of the State of Florida.

I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Debt Securities” contained in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Dated: October 16, 2007

Very truly yours,

/s/ Douglas E. Wentz
Senior Associate General Counsel